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                                                                  EXHIBIT 99.4


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]



Board of Directors
Whittman-Hart, Inc.
311 S. Wacker Drive
Suite 3500
Chicago, Illinois 60606-6618

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Whittman-Hart, Inc. ("Whittman-Hart") as Annex C to the Joint Proxy Statement/Prospectus of Whittman-Hart and USWeb Corporation ("USWeb") relating to the proposed merger transaction involving Whittman-Hart and USWeb and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- The Merger -- Opinion of Financial Advisor to Whittman-Hart" and "APPROVAL OF THE MERGER -- Opinion of Credit Suisse First Boston Corporation, Financial Advisor to Whittman-Hart." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                By: /s/ Credit Suisse First Boston Corporation
                                    ------------------------------------------
                                    CREDIT SUISSE FIRST BOSTON CORPORATION


Palo Alto, California
January 12, 2000